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PATRIOT AMERICAN HOSPITALITY, INC. AND INTERSTATE HOTELS COMPANY
ANNOUNCE SETTLEMENT OF MARRIOTT LITIGATION

Merger of Patriot and Interstate Expected to be Completed Within Several Days; Patriot Plans to Spin Off Interstate's Third Party Hotel Management Business to Paired Shareholders

Dallas, Texas and Pittsburgh, Pennsylvania (May 27, 1998) - Patriot American Hospitality, Inc. ("Patriot") and Wyndham International, Inc. ("Wyndham," and together with Patriot, the "Patriot Companies"), whose shares are paired and trade as a single unit (NYSE: PAH), and Interstate Hotels Company (NYSE: IHC) jointly announced today that they have signed a definitive settlement agreement (the "Settlement Agreement") with Marriott International, Inc. (NYSE:MAR) in connection with actions brought by Marriott to enjoin Interstate's merger with and into Patriot. The Settlement Agreement will take effect immediately and will permit the Interstate merger to be completed promptly.

"We are very pleased to announce a settlement of this litigation, which will allow the Interstate merger to proceed," said Paul A. Nussbaum, chairman and chief executive officer of Patriot. "We believe we have come to an agreement which satisfies our objectives and preserves for our shareholders, and those of Interstate, the substantial benefits of this merger."

Based on the Settlement Agreement, the Patriot Companies expect to complete the Interstate merger promptly and in any event prior to the June 7, 1998 date under which, subject to certain conditions, either the Patriot Companies or Interstate may terminate the Interstate merger agreement. Pursuant to the Interstate merger agreement, each Interstate common share not converted into $37.50 in cash will be converted into 1.341 paired shares of the Patriot Companies. In addition, Interstate shareholders will receive at the time of the Interstate merger a cash distribution of $0.429 on each Interstate share converted into paired shares.

Immediately prior to the signing of the Interstate merger agreement, Patriot and Marriott entered into a non-binding letter of intent on December 1, 1997 which provided for the Patriot Companies to terminate franchise agreements with respect to ten Marriott-branded hotels currently owned by Interstate and to convert such hotels to the Wyndham brand. In return, the Patriot Companies agreed to allow Marriott to assume management of ten other Marriott-branded hotels currently owned by Interstate for the term of the underlying franchise agreements, with the additional management fees paid to Marriott effectively offsetting the lost franchise fees resulting from the terminated franchise agreements. The Settlement Agreement similarly provides for the termination of ten franchise agreements on Marriott hotels owned by Interstate in exchange for agreements for Marriott to submanage ten additional hotels under a structure described below, but provides for the completion of this exchange over an approximately 16-month period rather than the 33-month period provided in the original letter of intent.

Another principal feature of the Settlement Agreement is the spin-off by Patriot (the "Spin-

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Off"), within 180 days following June 2, 1998 (subject to extension under certain circumstances), of a 35% interest in Interstate's existing third-party hotel management business, as well as all future growth of that business. Ninety-two percent of the shares of the company to be spun-off by Patriot, which is expected to be named Interstate Hotel Management, Inc. ("NewCo"), will be distributed to Patriot's shareholders, 4% will be owned collectively by the Patriot Companies and the remaining 4% will be purchased and owned by Marriott International.

NewCo will have two principal subsidiaries, the first of which will conduct substantially all of Interstate's existing third-party management business. NewCo will own an approximately 35% managing interest in this subsidiary and Patriot will retain an approximately 65% non-voting ownership interest. This arrangement is intended to prevent Wyndham, a major competitor of Marriott, from directly or indirectly managing Marriott-branded hotels. It is currently anticipated that upon completion of the Spin-Off, approximately 200 hotels will be managed by this subsidiary, of which 43 will be Marriott-branded properties. The second subsidiary of NewCo will contract with Wyndham to manage ten additional Marriott-branded hotels. However, those services will be provided through a submanagement arrangement with Marriott which is intended to insulate Marriott from managing hotels directly for Wyndham.

In addition to the operation of its subsidiaries, NewCo also will seek to expand the existing third-party management business by obtaining additional management contracts from third-party hotel owners. These activities will be conducted through NewCo, allowing those shareholders of the Patriot Companies who retain their shares in NewCo to directly benefit from its growth.

According to James D. Carreker, chairman and chief executive officer of Wyndham, the spin-off of Interstate's third-party management business will enable Wyndham to focus its strategic and operational efforts on the management of proprietary branded hotels while allowing Interstate to focus on third-party hotel management. "Interstate's roots are in the third-party management business, through which Interstate maintained relationships with various branded companies and offered third-party owners the benefit of these relationships through franchising," said Mr. Carreker. "The spin-off of Interstate's third-party management business achieves two objectives: it allows Interstate to continue to pursue the growth of this business through strong relationships with two major branded companies, while retaining the benefit of this growth for our paired shareholders through the ownership of NewCo common stock."

"We believe that the accretive impact of the merger will be relatively unchanged as a result of the Settlement Agreement," Mr. Nussbaum said. "Specifically, we expect that the effect of the spin-off will reduce Patriot's FFO per share by approximately four cents in 1999, although Patriot's shareholders of record at the time of the divestiture will receive shares of NewCo common stock in the Spin-Off."

The Patriot Companies currently expect that the spin-off will be completed on a taxable basis. Accordingly, the receipt by the Patriot Companies' shareholders of NewCo shares will be


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treated as a taxable dividend. The tax to the Patriot Companies' shareholders, which otherwise would have been much larger, will be substantially reduced by the fact that Patriot will retain approximately 65% of the value of Interstate's existing third-party management business following the Spin-Off through its ownership interest in the NewCo subsidiary responsible for this business. The Patriot Companies currently estimate that the value of the NewCo Spin-Off (net of Patriot's retained interest in the existing management business) will be approximately $70 million (or approximately 3.2% of the total value of the Interstate merger). NewCo will initially have no long-term debt. On a per share basis, it is anticipated that shareholders of the Patriot Companies will receive a dividend in the form of shares of NewCo valued between $0.40 and $0.50 for each paired share they hold as of the record date for the Spin-Off. However, the actual value of the Spin-Off to paired shareholders will depend upon market conditions and other factors at the time the Spin-Off is completed and there can be no assurance with respect thereto. Due to issues relating to legislation recently proposed affecting paired-share REITs, unitholders in Patriot's operating partnership will receive cash in lieu of NewCo shares in connection with the Spin-Off. In addition, holders of Patriot unpaired preferred stock will receive cash in lieu of NewCo shares in an effort to accommodate Marriott's desire that Patriot insiders own less than 9.9% of NewCo's outstanding common stock within 12 months following the Spin-Off.

The Settlement Agreement provides that the Patriot Companies will complete the Spin-Off within 180 days of the merger, subject to extension upon payment of certain fees by Patriot. In the event that the Spin-Off is not completed within the time period set forth in the Settlement Agreement, the Settlement Agreement provides that Marriott will retain all of its rights under its existing franchise agreements, will be entitled to liquidated damages with respect to Interstate's owned and managed Marriott-branded portfolio (subject to any defenses Patriot may have), and may require third-party owners of Interstate's Marriott-branded properties to choose an alternative manager for their hotels. Additionally, if the Spin-Off is not timely completed, Patriot has agreed to provide Marriott with the option to acquire certain of the Marriott-branded hotels acquired by Patriot in the merger at their appraised value. The Patriot Companies anticipate filing the requisite documents for the Spin-Off with the Securities and Exchange Commission by early July, and expect to complete the Spin-Off in advance of the date agreed to in the Settlement Agreement. However, if the Spin-Off does not occur within the initial 180-day prescribed period, these provisions of the Settlement Agreement could have a material adverse effect on the Patriot Companies if consummation of the Spin-Off is not completed on a timely basis. In addition, whether or not the Spin-Off is completed, the Settlement Agreement contains certain restrictions on Patriot's ability to sell certain of the hotels to be submanaged by Marriott and also provides rights of first refusal in favor of Marriott to purchase all of the hotels to be submanaged by Marriott at the offer price received by Patriot from a third party during various periods following the merger.

In order to partially compensate Patriot for costs associated with the Interstate merger, Patriot has also entered into put and call option arrangements with respect to 5,000,000 paired shares of Patriot and Wyndham common stock that will be received by various family trusts and partnerships controlled by the Chairman of Interstate, Milton Fine, and members of his family (the "Fine Family Shareholders"). Patriot will generally have the right to purchase these


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shares for a period of 60 days after the Interstate merger for $3 per share below the average price three days prior to the merger, subject to increase in accordance with a specified formula. The number of paired shares subject to Patriot's call option will be reduced on a daily basis if the Interstate merger does not occur on or prior to June 2, 1998. Patriot has also granted the Fine Family Shareholders a concurrent put option with respect to these 5,000,000 paired shares at a strike price of $7 per share below the market price on the exercise date, subject to increase in accordance with a specified formula.

Shareholders desiring more detailed information about the Spin-Off are advised to consult the Current Report on Form 8-K filed by Patriot today. The Form 8-K will be provided free of charge to any shareholder who so requests by calling Patriot's investor relations department at 214-863-4795. The Form 8-K is also available on the SEC's world wide web site at http://www.sec.gov.

In connection with the Settlement Agreement, Patriot, Interstate and Marriott have agreed that all litigation among them arising from the Interstate merger will be stayed or dismissed and that the United States District Court for the District of Maryland will retain jurisdiction over the matter to enforce the parties' respective obligations under the Settlement Agreement.

About Patriot American Hospitality, Inc. and Wyndham International, Inc.

Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio comprised of 214 owned, managed, leased or franchised hotels with more than 60,000 rooms. Wyndham International, Inc., comprised of the Luxury Hotel Division, the Wyndham Hotel Group, and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.

About Interstate Hotels Company

Based in Pittsburgh, Pennsylvania, Interstate Hotels Company is the largest independent hotel management company in the United States. Interstate owns, manages, leases or performs related services for a portfolio of 217 hotels totaling 43,516 rooms. The Company owns or has a controlling interest in 42 hotels.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those set forth in the forward-looking statements. End